F O R M  4                U.S. SECURITIES AND EXCHANGE COMMISSION
                                    Washington, D.C. 20549
[ ]  Check this box if                       OMB APPROVAL
     no longer subject                       OMB Number                3235-0287
     to Section 16                           Expires:         September 30, 1998
                                             Estimated ave. burden
                                             hours per response _____        0.5

                Filed pursuant to Section 16(a) of the Securities
                Exchange Act of 1934, Section 17(a) of the Public
                     Utility Holding Company Act of 1935 or
                Section 30(f) of the Investment Company Act 1940
--------------------------------------------------------------------------------
1.Name and Address of    2.Issuer Name and Ticker    6.Relationship of Reporting
  Reporting Person*        or Trading Symbol           Person to Issuer (check
                                                       all Applicable)
                          FelCor Lodging Trust
                          Incorporated (FCH)

Robinson                 Lawrence   D.                                December 1998         Director  ___ 10% Owner
---------------------------------------  -----------------------    -----------------   ---
     (Last)                (First)  (MI)    3.IRS or Soc.Sec.No.       4.Statement for   X  Officer           Other
                                                                                        ---               ---
                                              of Reporting Person        Month/Year     (Give title   (specify below)
                                              (Voluntary)                               below)
                                                                                        Senior Vice President, General
545 E. John Carpenter Frwy., Suite 1300                                                 Counsel and Secretary
---------------------------------------------------------                               ------------------------------------
     (Street)                                                        ----------------
                                                                       5.If Amendment,      7.Individual or Joint/Group
                                                                         Date of Original     Filing (Check Applicable
Irving                   TX             75062-0000                       (Month/Year)
--------------------------------------------------------
Line)
     (City)                (State)          (Zip)
                                                                                               X  Form filed by One
                                                                                              ---
                                                                                              Reporting Person

                                                                                                  Form filed by More
                                                                                               ---
                                                                                              than One Reporting Person

--------------------------------------------------------------------------------
 Table I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned
--------------------------------------------------------------------------------

1. Title of Security                        2. Transaction             3. Transaction       4. Security Acquired (A)
     (Inst.3)                                  Date                       Code                 or Disposed of (D)
                                               (Month/                    (Instr.8)            (Inst.3, 4 & 5)
                                               Day/Yr)                    _________________________________________
                                                                                                          (A)
                                                                          Code    V            Amount     (D)  Price

Common Stock
-----------------------------------------  -------------------          ------- -----  ----------------  ----  ---------

Common Stock
-----------------------------------------  -------------------          ------- -----  ----------------  ----  ---------

-----------------------------------------  -------------------          ------- -----  ----------------  ----  ---------

-----------------------------------------  -------------------          ------- -----  ----------------  ----  ---------

-----------------------------------------  -------------------          ------- -----  ----------------  ----  ---------

-----------------------------------------  -------------------          ------- -----  ----------------  ----  ---------


5.  Amount of Securities                    6.  Ownership Form                          7.  Nature of Indirect
     Beneficially Owned at                      Direct (D) or                               Beneficial Ownership
     at End of Month                            Indirect (I)                                (Inst. 4)
     (Inst. 3 & 4)

---------------------------------------      ------------------------------             -----------------------------
16,500                                            D
---------------------------------------      ------------------------------             -----------------------------
 1,000                                            I                                       By IRA Account
---------------------------------------      ------------------------------             -----------------------------

---------------------------------------      ------------------------------             -----------------------------

---------------------------------------      ------------------------------             -----------------------------

---------------------------------------      ------------------------------             -----------------------------

---------------------------------------      ------------------------------             -----------------------------


Reminder: Report on a separate line for each class securities owned directly or indirectly. *If the form is filed by more than one reporting person, see Instruction 4(b)(v).


--------------------------------------------------------------------------------
             Table II - Derivative Securities Acquired, Disposed of,
                    or Beneficially Owned (e.g., puts, calls,
                    warrants, options, convertible security)
--------------------------------------------------------------------------------
1. Title of                                   2. Conversion            3. Transaction            4. Transaction
   Derivative                                    or Exercise              Date (Month              Code
   Security                                      Price of                 (Day/Year)               (Instr. 8)
   (Instr.3)                                     Derivative
                                                 Security                                           Code   V

Stock Option                                      $29.1250                 12/14/1998                D     V
------------------------------------------     --------------------    ----------------          ---------------
Stock Option                                       29.1250                 12/14/1998                D     V
------------------------------------------     --------------------    ----------------          ---------------
Stock Option                                       29.1250                 12/14/1998                D     V
------------------------------------------     --------------------    ----------------          ---------------
Stock Option                                       29.1250                 12/14/1998                D     V
------------------------------------------     --------------------    ----------------          ---------------
Stock Option                                       29.1250                 12/14/1998                D     V
------------------------------------------     --------------------    ----------------          ---------------
Stock Option                                       35.0000                 12/14/1998                D     V
------------------------------------------     --------------------    ----------------          ---------------
Stock Option                                       35.0000                 12/14/1998                D     V
------------------------------------------     --------------------    ----------------          ---------------
Stock Option                                       35.0000                 12/14/1998                D     V
------------------------------------------     --------------------    ----------------          ---------------
Stock Option                                       35.0000                 12/14/1998                D     V
------------------------------------------     --------------------    ----------------          ---------------
Stock Option                                       35.0000                 12/14/1998                D     V
------------------------------------------     --------------------    ----------------          ---------------
Stock Option                                       36.6300                 12/14/1998                D     V
------------------------------------------     --------------------    ----------------          ---------------
Stock Option                                       36.6300                 12/14/1998                D     V
------------------------------------------     --------------------    ----------------          ---------------
Stock Option                                       36.6300                 12/14/1998                D     V
------------------------------------------     --------------------    ----------------          ---------------
Stock Option                                       36.6300                 12/14/1998                D     V
------------------------------------------     --------------------    ----------------          ---------------
Stock Option                                       36.6300                 12/14/1998                D     V
------------------------------------------     --------------------    ----------------          ---------------
Stock Option                                       37.5600                 12/14/1998                D     V
------------------------------------------     --------------------    ----------------          ---------------
Stock Option                                       37.5600                 12/14/1998                D     V
------------------------------------------     --------------------    ----------------          ---------------
Stock Option                                       37.5600                 12/14/1998                D     V
------------------------------------------     --------------------    ----------------          ---------------
Stock Option                                       37.5600                 12/14/1998                D     V
------------------------------------------     --------------------    ----------------          ---------------
Stock Option                                       37.5600                 12/14/1998                D     V
------------------------------------------     --------------------    ----------------          ---------------
Stock Option                                       22.1250                 12/14/1998                A     V
------------------------------------------     --------------------    ----------------          ---------------
Stock Option                                       22.1250                 12/14/1998                A
------------------------------------------     --------------------    ----------------          ---------------
Stock Option                                       22.1250                 12/14/1998                A     V
------------------------------------------     --------------------    ----------------          ---------------
Stock Option                                       22.1250                 12/14/1998                A
------------------------------------------     --------------------    ----------------          ---------------
Stock Option                                       22.1250                 12/14/1998                A     V
------------------------------------------     --------------------    ----------------          ---------------

                                                                    Page 3 of 6





5.  Number of Derivative                    6. Date Exercisable                 7.  Title & Amount of
     Securities Acquired                       & Expiration Date                    Underlying Securities
     (A) or Disposed of (D)                    (Mon./Day/Year)                      (Inst. 3 & 4)
     (Instr. 3, 4 & 5)

-------------------------------------------------------------------------------------------------------------------
       (A)             (D)                  Date          Expiration                 Title        Amount or number
                                            Exercisable   Date                                    of Shares

                    20,000                   05/01/1997    05/01/2006          Common Stock        20,000
-----------------  -----------------        ------------ --------------         --------------    -----------------
                    20,000                   05/01/1998     05/01/2006          Common Stock        20,000
-----------------  -----------------        ------------  -------------         --------------    -----------------
                    20,000                   05/01/1999     05/01/2006          Common Stock        20,000
-----------------  -----------------        ------------  -------------         --------------    -----------------
                    20,000                   05/01/2000     05/01/2006          Common Stock        20,000
-----------------  -----------------        ------------  -------------         --------------    -----------------
                    20,000                   05/01/2001     05/01/2006          Common Stock        20,000
-----------------  -----------------        ------------  -------------         --------------    -----------------
                     2,000                   01/01/1998     02/19/2007          Common Stock         2,000
-----------------  -----------------        ------------  -------------         --------------    -----------------
                     2,000                   01/01/1999     02/19/2007          Common Stock         2,000
-----------------  -----------------        ------------  -------------         --------------    -----------------
                     2,000                   01/01/2000     02/19/2007          Common Stock         2,000
-----------------  -----------------        ------------  -------------         --------------    -----------------
                     2,000                   01/01/2001     02/19/2007          Common Stock         2,000
-----------------  -----------------        ------------  -------------         --------------    -----------------
                     2,000                   01/01/2002     02/19/2007          Common Stock         2,000
-----------------  -----------------        ------------  -------------         --------------    -----------------
                     2,000                   01/01/1998     06/24/2007          Common Stock         2,000
-----------------  -----------------        ------------ --------------         --------------    -----------------
                     2,000                   01/01/1999     06/24/2007          Common Stock         2,000
-----------------  -----------------        ------------  -------------         --------------    -----------------
                     2,000                   01/01/2000     06/24/2007          Common Stock         2,000
-----------------  -----------------        ------------  -------------         --------------    -----------------
                     2,000                   01/01/2001     06/24/2007          Common Stock         2,000
-----------------  -----------------        ------------  -------------         --------------    -----------------
                     2,000                   01/01/2002     06/24/2007          Common Stock         2,000
-----------------  -----------------        ------------  -------------         --------------    -----------------
                    10,000                   01/01/1998     08/13/2007          Common Stock        10,000
-----------------  -----------------        ------------  -------------         --------------    -----------------
                    10,000                   01/01/1999     08/13/2007          Common Stock        10,000
-----------------  -----------------        ------------  -------------         --------------    -----------------
                    10,000                   01/01/2000     08/13/2007          Common Stock        10,000
-----------------  -----------------        ------------  -------------         --------------    -----------------
                    10,000                   01/01/2001     08/13/2007          Common Stock        10,000
-----------------  -----------------        ------------  -------------         --------------    -----------------
                    10,000                   01/01/2002     08/13/2007          Common Stock        10,000
-----------------  -----------------        ------------  -------------         --------------    -----------------
     80,134 (01)                                (02)        05/01/2006          Common Stock        80,134
-----------------  -----------------        ------------ --------------         --------------    -----------------
      6,659 (03)                                (04)        02/19/2007          Common Stock         6,659
-----------------  -----------------        ------------  -------------         --------------    -----------------
      6,351 (05)                                (04)        06/24/2007          Common Stock         6,351
-----------------  -----------------        ------------  -------------         --------------    -----------------
     30,923 (06)                                (04)        08/13/2007          Common Stock        30,923
-----------------  -----------------        ------------  -------------         --------------    -----------------
     13,195                                     (07)        03/05/2008          Common Stock        13,195
-----------------  -----------------        ------------  -------------         --------------    -----------------


                                                                   Page 4 of 6




8. Price of Derivative     9. Number of Derivative Securities     10. Ownership Form of       11. Nature of Indirect
   Security (Inst.5)          Beneficially Owned at end of            Derivative Security         Beneficial
                              Month (Instr. 4)                        Direct (D) or               Ownership (Instr.4)
                                                                      Indirect (I) (Instr.4)

     $29.1250                      0
-----------------------    -----------------------------------    --------------------------  ------------------------
      29.1250                      0
-----------------------    -----------------------------------    --------------------------  ------------------------
      29.1250                      0
-----------------------    -----------------------------------    --------------------------  ------------------------
      29.1250                      0
-----------------------    -----------------------------------    --------------------------  ------------------------
      29.1250                      0
-----------------------    -----------------------------------    --------------------------  ------------------------
      35.0000                      0
-----------------------    -----------------------------------    --------------------------  ------------------------
      35.0000                      0
-----------------------    -----------------------------------    --------------------------  ------------------------
      35.0000                      0
-----------------------    -----------------------------------    --------------------------  ------------------------
      35.0000                      0
-----------------------    -----------------------------------    --------------------------  ------------------------
      35.0000                      0
-----------------------    -----------------------------------    --------------------------  ------------------------
      36.6300                      0
-----------------------    -----------------------------------    --------------------------  ------------------------
      36.6300                      0
-----------------------    -----------------------------------    --------------------------  ------------------------
      36.6300                      0
-----------------------    -----------------------------------    --------------------------  ------------------------
      36.6300                      0
-----------------------    -----------------------------------    --------------------------  ------------------------
      36.6300                      0
-----------------------    -----------------------------------    --------------------------  ------------------------
      37.5600                      0
-----------------------    -----------------------------------    --------------------------  ------------------------
      37.5600                      0
-----------------------    -----------------------------------    --------------------------  ------------------------
      37.5600                      0
-----------------------    -----------------------------------    --------------------------  ------------------------
      37.5600                      0
-----------------------    -----------------------------------    --------------------------  ------------------------
      37.5600                      0
-----------------------    -----------------------------------    --------------------------  ------------------------

                                                                   Page 5 of 6

      22.1250                      80,134                             D
-----------------------    -----------------------------------    --------------------------  ------------------------
      22.1250                       6,659                             D
-----------------------    -----------------------------------    --------------------------  ------------------------
      22.1250                       6,351                             D
-----------------------    -----------------------------------    --------------------------  ------------------------
      22.1250                      30,923                             D
-----------------------    -----------------------------------    --------------------------  ------------------------
      22.1250                      13,195                             D
-----------------------    -----------------------------------    --------------------------  ------------------------

Explanation of Responses
(01) Issued in exchange for the cancellation of outstanding options to purchase 100,000 shares @ $29.125 per share.
(02) This option to buy becomes vested at 20% per year beginning 5/1/1997, and is exercisable (to the extent vested) on or after
     1/1/2000.
(03) Issued in exchange for the cancellation of outstanding options to purchase 10,000 shares @ $35.00 per share.
(04) This option to buy becomes vested at 20% per year beginning 1/1/1998, and is exercisable (to the extent vested) on or after
     1/1/2000.
(05) Issued in exchange for the cancellation of outstanding options to purchase 10,000 shares @ $36.63 per share.
(06) Issued in exchange for the cancellation of outstanding options to purchase 50,000 shares @ $37.56 per share.
(07) This option to buy becomes vested at 20% per year beginning 1/1/1999, and is exercisable (to the extent vested) on or after
     1/1/2000.



                                                                                /s/ Lawrence D. Robinson         01/10/99
**Intentional misstatements or omissions of facts constitute Federal            ------------------------------------------
Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                  **Signature of Reporting Person  Date


Potential persons who are to respond to the collections of information contained in this form are not required to respond unless the form displays a currently valid OMD Number.

                                                                    Page 6 of 6